Exhibit 99.1

MARTIN RESOURCE MANAGEMENT CORPORATION ANNOUNCES TRANSACTION BETWEEN ALINDA CAPITAL PARTNERS AND SENTERFITT HOLDINGS INC.

KILGORE, Texas, November 29, 2021 /Business Wire/ -- Martin Resource Management Corporation (“MRMC”), which through its wholly owned subsidiary owns a 51% voting interest (50% economic interest) in MMGP Holdings LLC (“Holdings”), the sole owner of Martin Midstream GP LLC (the “General Partner”), which is the general partner of Martin Midstream Partners L.P. (Nasdaq: MMLP) (“MMLP”), announced today that Senterfitt Holdings Inc. (“Senterfitt”) indirectly acquired the 49% voting interest (50% economic interest) in Holdings owned by certain affiliated investment funds managed by Alinda Capital Partners (“Alinda”) by purchasing certain entities from Alinda. Senterfitt is a privately held investment entity owned by Ruben S. Martin, III, President and Chief Executive Officer of MRMC.

“I am pleased to have the opportunity to simplify the structure of the General Partner and to consolidate control back under the Martin umbrella,” said Mr. Martin, “and in doing so show my personal commitment and support to MMLP and its management team.”

As part of the announced transaction, Martin Resource LLC (“MRLLC”), a wholly-owned subsidiary of MRMC, has entered into call option agreements (the “Agreements”) with the Senterfitt subsidiaries, which own the membership interest in Holdings. Subject to certain conditions, MRLLC will have the right, but not the obligation, to purchase all of the membership interests of Holdings owned by such subsidiaries for a period of ten years.

At closing, the General Partner amended and restated its limited liability company agreement to revise corporate governance procedures and eliminate Alinda's preferential right with respect to the board appointment process, which had expanded the Board of Directors of the General Partner (the “Board”) to seven members and provided Alinda with the preferential right to appoint three members. The elimination of the preferential right results in the reduction of the Board to five members, at least three of which are required to be independent in accordance with SEC and NASDAQ requirements. Upon closing, Holdings reappointed Ruben S. Martin, III, Robert D. Bondurant, Byron Kelley, C. Scott Massey and James Collingsworth (a former Alinda appointee) to serve on the Board.

In addition to its interest in Holdings, MRMC, through various wholly-owned subsidiaries, is one of the largest unit holders of MMLP owning approximately 6.1 million common limited partnership units of MMLP.

About Martin Resource Management Corporation

MRMC through its various subsidiaries is an independent provider of marketing and distribution services for fuel oil, asphalt, diesel fuel and high-quality naphthenic lubricants. The privately-held company is based in Kilgore, Texas and was founded in 1951 by R.S. and Margaret Martin. MRMC holds a 51% voting interest (50% economic interest) in Holdings, the sole member of the General Partner of MMLP.

About Senterfitt Holdings Inc.

Senterfitt is wholly-owned by Ruben S. Martin, III, President and Chief Executive Officer of MRMC, and holds various personal investments on Ruben S. Martin's behalf, including through its subsidiaries the 49% voting interest (50% economic interest) in Holdings, the sole member of the General Partner of MMLP.

About Martin Midstream Partners

MMLP, headquartered in Kilgore, Texas, is a publicly traded limited partnership with a diverse set of operations focused primarily in the Gulf Coast region of the United States. MMLP's primary business lines include: (1) terminalling, processing, storage, and packaging services for petroleum products and by-products; (2) land and marine transportation services for petroleum products and by-products, chemicals, and specialty products; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) natural gas liquids marketing, distribution, and transportation services. To learn more, visit www.MMLP.com. Follow Martin Midstream Partners L.P. on LinkedIn and Facebook.

Contact:
Sharon Taylor
Chief Financial Officer
(877) 256-6644
investor.relations@mmlp.com
MMLP-F